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                                                                   Exhibit 10.27


[INCYTEGENOMICS LETTERHEAD]


October 18, 2001

Patrick Plewman
Chief Executive Officer
diaDexus, Inc.
343 Oyster Point Blvd.
South San Francisco, CA 94080


Dear Patrick:

This letter is intended to amend and clarify the Collaborative Agreement (the "Agreement"), effective as of September 2, 1997 entered into by and between diaDexus, Inc., a Delaware corporation having its principal place of business at 343 Oyster Point Blvd., South San Francisco, California 94080, the successor in interest to diaDexus LLC ("diaDexus"), and Incyte Genomics, Inc., a Delaware corporation having its principal place of business at 3160 Porter Drive, Palo Alto, California 94304, the successor in interest to Incyte Pharmaceuticals, Inc. ("Incyte").

All capitalized terms not defined in this letter shall have the meaning set forth in the Agreement.

1. All references to Incyte Pharmaceuticals in the Agreement are replaced with Incyte Genomics as the successor in interest to Incyte Pharmaceuticals and all references to diaDexus, LLC are replaced with diaDexus, Inc. as the successor in interest to diaDexus, LLC.

2. Paragraph 3.6(b), line 6, is hereby amended to add the phrase "and 3.6(d)," after the phrase "and 3.4.2(d) with respect to exclusive licenses granted".

3.   A new Paragraph 3.6(d) is hereby added as follows:

(d)  Sublicensing Drug Product(s) to Third Party Collaborators.
     ----------------------------------------------------------

     On an individual Drug Product-by-Drug Product basis, diaDexus may grant a sublicense to any third party under the rights granted to diaDexus hereunder with
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     respect to any Drug Product(s), including without limitation with respect to the Incyte Database Technology relating to such Drug Product(s), to clinically develop, make, use, offer to sell, sell, import, export and distribute such Drug Product; provided that (i) such Drug Product(s) is the subject of an Investigational New Drug application submitted to the United States Food and Drug Administration or an equivalent thereto to any agency,
     (ii) diaDexus has paid Incyte the IND (or equivalent) milestone payment in accordance with Section 4.2 prior to grant of such sublicense, (iii) any such sublicense is granted together with a grant of rights under intellectual property, owned or otherwise held by diaDexus, relating to such Drug Product(s) acquired as a result of research and development by or on behalf of diaDexus, and (iv) sublicensing rights are provided solely with respect to those rights which Incyte has the right to grant diaDexus; and (v) sublicensing rights may be granted solely to the extent that such sublicense is required by such third party in order to clinically develop, make, use, sell, offer to sell, import, export or distribute such diaDexus Product, (vi) diaDexus shall be responsible for any and all milestone payments and royalties due to Incyte pursuant to Article 4.0 as a consequence of such sublicense. diaDexus shall obtain the written commitment of any sublicensee to abide by all applicable terms and conditions of this Agreement. Promptly upon execution of any permitted sublicense, diaDexus shall provide notice thereof to Incyte and reasonable satisfactory evidence that such sublicense is in compliance with this
     Section 3.6.

     Any sublicensing outside of (i)-(iv) above, except as otherwise expressly provided in this Agreement, is strictly prohibited, including without limitation any rights to sublicense Gene Product(s) for use as research tools or in database products.

4. Incyte agrees that diaDexus, pursuant to Section 5.3, may utilize consultants, academic collaborators and third party collaborators that may or may not be LifeSeq subscribers (individually and collectively "Collaborators") to conduct research and development with respect to Designated Gene Products, including without limitation Designated Gene Products subject to an option pursuant to Sections 3.4.1 or Section 3.4.2, to discover and evaluate Drug Products, Antisense Products and Therapeutic Protein Products. Incyte further agrees that diaDexus may agree to grant a sublicense to Collaborators with respect to (1) any Drug Product discovered as a result of a collaboration with such Collaborators in accordance with Section 3.6(b) or Section 3.6(d), and other applicable provisions of the Agreement, and (2) any Antisense Products or Therapeutic Protein Products discovered as a result of a collaboration with such Collaborators in accordance with Sections 3.6(b), and other applicable provisions of the Agreement.
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Any and all provisions of the Agreement not expressly modified by this letter shall remain in full force and effect.


Sincerely,



Incyte Genomics, Inc.


By signing this letter, the parties have executed an amendment to the Agreement effective as of the Effective Date.


DIADEXUS, INC.


By:  /s/ Patrick Plewman
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Name:  Patrick Plewman
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Title:   President & CEO
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Date:    10/18/01
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